Exhibit 99

Company Contacts:	Dr. Steven Tsengas, CEO
or
John G. Murchie, VP/Treasurer
(440) 354-6500

For Immediate Release

OurPet’s Releases First Quarter Results

•	Sales Increase 4%

•	Profit Margin Increases 12%

•	Introduces Fifty New Products (33% increase)

•	Marketing and Intellectual Property Base Expands

Fairport Harbor, OH – May 6, 2004: OurPet’s Company (OPCO OTCBB) today reported financial results for its first quarter ended March 31, 2004. Net sales for the first quarter were $1,325,000, an increase of 4% compared to $1,276,000 for the prior year first quarter. Gross profit for the quarter was $369,000 or 28% of net sales compared to $328,000 or 26% of net sales for the prior year quarter. Net income for the quarter was $8,000 compared to a net income of $10,000 in the prior year first quarter.

The following table summarizes financial highlights for the First Quarter:

	2004	2003	% change
Net Sales	$1,324,581	$1,276,283	+4%
Gross Profit	369,292	328,448	+12%
Income (Loss) From Operations	20,848	36,335	-43%
Net Income (Loss)	7,731	10,139	-24%
Earnings Per Share*	0.00	0.00	—

*	Basic and diluted net income per common share after dividend requirements for preferred stock.

Dr. Steven Tsengas, President and CEO of OurPet’s stated “We were able to increase our sales in the first quarter through new product introductions, new customer additions and through creative marketing and promotional programs. Our customers have enthusiastically accepted our new products including the Store-N-Feed, Jr., Groovy Sticks, Durapet Bowls, Gourmet Rawhide Bones and Bubble Mouse. The production and shipment of Store-N-Feed, Jr. and Groovy Sticks will begin in the second quarter of this year.”

Dr. Tsengas added “During the quarter our gross profit increased as a result of decreases in our costs for freight out, foreign warehouse, and depreciation on tooling. However, our net income decreased from last year due to increased marketing expenses for promotional displays, coupons and demonstrations and allowances given to our customers for new product introductions. Furthermore, we introduced over fifty new products at the annual American Pet Product Manufacturers Association (APPMA) Trade Show in March 2004. These investments are necessary in order to maintain our position as one of the most innovative companies in the pet industry and to realize future expanded sales and profits.” As of March 31, 2004, OurPet’s has been granted fifteen USA patents and has an additional twenty-five pending. In addition, OurPet’s has obtained fifteen trademarks and has ten additional pending.

OurPet’s designs, produces and markets in the USA and overseas a broad line of innovative, high-quality accessory and consumable pet products. Investors and customers may visit www.ourpets.com for more information about the company and its products. The APPMA * survey estimates approximately 64.2 million U.S. households (62% of all households) currently own a pet, with approximately 46% of these households owning more than one pet. The most popular pets are dogs (39% of all households) and cats (34% of all households). The above survey estimates that there are approximately 378 million pets in the United States.

*	APPMA, 2003/2004 National Pet Owners Survey

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(unaudited)

	For the Three Months Ended March 31,
	2004	2003
Net revenue	$1,324,581	$1,276,283
Less: Costs and expenses
Cost of goods sold	955,289	947,835
Selling, general and administrative expenses	348,444	292,113
Interest and other income and expense	(1)	(3)
Interest expense	13,118	26,199

Net income (loss)	$7,731	$10,139

Basic and Diluted Net Income (Loss) Per Common Share After Dividend Requirements For Preferred Stock	$—	$—

CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31, 2003
	(unaudited)	(audited)
ASSETS
Cash and equivalents	$107,188	$36,592
Receivables, net	581,958	629,299
Inventories	1,616,851	1,627,000
Prepaid expenses	167,751	147,244

Total current assets	2,473,748	2,440,135
Property and equipment, net	723,232	661,863
Other	115,263	114,331

Total assets	$3,312,243	$3,216,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings and current maturities of long-term debt	$721,528	$824,370
Accounts payable	758,433	545,736
Accrued expenses	86,419	92,695

Total current liabilities	1,566,380	1,462,801
Long-term debt	87,557	102,953
Stockholders’ Equity	1,658,306	1,650,575

Total liabilities and stockholders’ equity	$3,312,243	$3,216,329

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to manage its operating expenses and realize operating efficiencies, (2) the company’s ability to maintain and grow its sales with existing and new customers, (3) the company’s ability to retain existing members of its senior management team and to attract additional management employees, (4) the company’s ability to manage fluctuations in the availability and cost of key materials and tools of production, (5) general economic conditions that might impact demand for the company’s products, (6) competition from existing or new participants in the pet products industry, (7) the company’s ability to design and bring to market new products on a timely and profitable basis, (8) challenges to the company’s patents or trademarks on existing or new products, or (9) the company’s ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s periodic filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

###